Exhibit 99.1

   Education Management Corporation Reports Fiscal 2004 Third Quarter Results


    PITTSBURGH, April 27 /PRNewswire-FirstCall/ -- Education Management Corporation (Nasdaq: EDMC) today reported its financial results for the third quarter ended March 31, 2004. For the quarter, net revenues increased 35.4% to $235.2 million and net income grew 37.4% to $25.4 million, or $0.34 cents per diluted share, compared to the third quarter last year.

    John R. McKernan, Jr., EDMC's Vice Chairman and Chief Executive Officer, commented, "EDMC's performance in the third quarter exceeded our expectations and we continue to see strong classroom-based and online enrollment growth within our education system. Both total and same school enrollment growth are near record levels. In the quarter, we also made significant progress toward expanding our online presence as student enrollment at The Art Institute Online more than doubled and new online programs were introduced at South University."


    Financial highlights:
     - Revenues for the three months ended March 31, 2004 increased 35.4% to $235.2 million, compared to $173.7 million for the same period a year ago. Current year student enrollment and revenue reflect the acquisitions of South University and American Education Centers. Revenue growth in the third quarter resulted from a 35.6% increase in total student enrollment at the start of the quarter and an increase of approximately 6% in average tuition rates. Average revenue per student declined slightly in the quarter compared to the prior year period due to the impact of recent acquisitions. Total enrollment at the start of the third quarter of fiscal 2004 was 58,950 students as compared to 43,461 students at the start of the prior year period.

     - Third quarter income before interest and taxes (operating income) rose 47.8% to $44.7 million from $30.2 million for the same period a year ago. The consolidated operating income margin increased 160 basis points for the quarter due in part to greater operating leverage, the expected lower employee health benefit expense as a percentage of revenue and the timing of certain expenses earlier in the fiscal year.

     - The effective tax rate for the third quarter was 42.3%, up from 38.0% recorded in the third quarter of the prior year. The increase in the effective tax rate is due to higher state and foreign tax expense.

     - Net income for the quarter grew 37.4% to $25.4 million, or $0.34 per diluted share, compared to $18.5 million, or $0.25 per diluted share, in the third quarter last year.

     - At March 31, 2004, the Company had cash and cash equivalents of $44.1 million, and no outstanding revolver borrowings. Cash flow from operations rose to $203.9 million for the nine-month period from $113.6 million last year. Cash flow was significantly higher partly due to an increase in payables and accrued liabilities, and because the timing of The Art Institutes' summer start this fiscal year required financial aid to be paid in July. Such aid was paid in June for the summer quarter in the preceding fiscal year.

     - Capital expenditures for the third quarter and year-to-date totaled $16.6 million and $65.7 million, respectively on an accrual basis, compared to $12.1 million and $67.7 million in last year's comparable periods.

    Student Enrollment

    At the start of the current spring quarter (fourth quarter of fiscal
2004), total enrollment at EDMC's schools was 57,141 students, a 36.8% increase from the same time last year. Same-school enrollment (schools owned for one year or more) increased 14.9% to 47,996 students.



                                       2004           2003             %
                                      Spring         Spring         Change
     Total enrollment                 57,141         41,767          36.8%
     Same-school enrollment
      (owned for 1 year or more)      47,996         41,767          14.9%
     Same-school enrollment
      (owned for 2 years or more)     46,745         40,669          14.9%
     Students taking 100% of
      their coursework online          1,660            729         127.7%



    The Company's quarterly revenues and income fluctuate with student enrollment patterns. Student enrollment has typically peaked in the fall (fiscal year second quarter), when the largest number of recent high school and college graduates traditionally begin post-secondary education programs. The Company's quarterly costs and expenses, however, do not fluctuate as significantly as revenues.


    Business Outlook

    For the fourth quarter, the Company estimates diluted EPS of $0.18. For the fiscal year ending June 30, 2004, the Company projects revenue growth of approximately 33% and diluted EPS of approximately $1.01. For the full fiscal year 2004, we anticipate an effective tax rate of 41.0%. Capital spending for the year is expected to be less than 10.5% of revenue.


    Conference Call with Management

    Education Management will host a conference call to discuss its fiscal 2004 third quarter results tomorrow at 10:30 a.m. (Eastern Time). Those wishing to participate in this call should dial 303-262-2075 approximately 10 minutes prior to the start of the call. A listen-only audio of the conference call will also be broadcast live over the Internet at www.edmc.com.

    Education Management Corporation ( www.edmc.com ) is among the largest providers of private post-secondary education in North America, based on student enrollment and revenue. Student enrollment exceeded 58,000 as of fall 2003. EDMC has 66 primary campus locations in 24 states and two Canadian provinces. EDMC's education institutions offer a broad range of academic programs concentrated in the media arts, design, fashion, culinary arts, behavioral sciences, health sciences, education, information technology, legal studies and business fields, culminating in the award of associate's through doctoral degrees. EDMC has provided career-oriented education for over 40 years, and its education institutions have more than 150,000 alumni.

    This press release may include information that could constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements may involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements. Factors that could cause or contribute to such differences include those matters disclosed in the Company's Securities and Exchange Commission filings. Past results of EDMC are not necessarily indicative of its future results. EDMC does not undertake any obligation to update any forward-looking statements.



                       EDUCATION MANAGEMENT CORPORATION
                 CONDENSED CONSOLIDATED STATEMENTS OF INCOME
               (Dollars in thousands, except per share amounts)

                             For the three months      For the nine months
                                ended March 31,           ended March 31,
                                 (unaudited)               (unaudited)
                              2004         2003         2004         2003

    Net revenues            $235,150     $173,691     $637,106     $476,970

    Costs and expenses:
      Educational services   142,112      108,446      401,413      303,329
      General and
       administrative         46,439       33,840      123,295       93,322
      Amortization of
       intangible assets       1,931        1,191        5,193        3,251
                             190,482      143,477      529,901      399,902

    Income before interest
     and taxes                44,668       30,214      107,205       77,068
      Interest expense, net      583          339        2,093          981

    Income before income
     taxes                    44,085       29,875      105,112       76,087
      Provision for income
       taxes                  18,638       11,354       43,007       28,917

    Net income               $25,447      $18,521      $62,105      $47,170

    Diluted earnings
     per share*                $0.34        $0.25        $0.83        $0.65

    Weighted average number
     of diluted shares
     outstanding (000's):*    75,493       73,084       74,549       72,926

    * Prior periods adjusted to reflect a 2-for-1 stock split on December 22,
    2003


    Selected Cash Flow Data (unaudited):

                             For the three months      For the nine months
                                ended March 31,           ended March 31,
                              2004         2003         2004         2003

    Net cash flows
     from operations        $125,317      $92,230     $203,866     $113,648
    Capital expenditures      16,564       12,090       65,692       67,738
    Depreciation and
     amortization             14,596       11,892       40,321       30,443


    Selected Consolidated Balance Sheet Data (unaudited):

                                                        As of March 31,
                                                       2004           2003
    Cash and cash equivalents                       $ 44,112        $96,617
    Receivables, net                                  49,251         34,877
    Current assets                                   132,664        156,999
    Total assets                                     745,695        566,435
    Current liabilities                              236,957        157,226
    Long-term debt (including current portion)         3,482          3,521
    Shareholders' investment                         501,158        403,357

    Certain amounts from prior periods have been reclassified to conform with the current presentation.


     COMPANY CONTACTS:
     Robert McDowell
     Executive Vice President and Chief Financial Officer
     (412) 562-0900
     James Sober, CFA
     Vice President, Investor Relations
     (412) 995-7684



SOURCE  Education Management Corporation
    -0-                             04/27/2004
    /CONTACT: Robert McDowell, Executive Vice President and Chief Financial Officer, +1-412-562-0900, or James Sober, CFA, Vice President, Investor Relations, +1-412-995-7684, both of Education Management Corporation/
    /Web site:  http://www.edmc.com /
    (EDMC)

CO:  Education Management Corporation
ST:  Pennsylvania
IN:  EDU ART HED
SU:  ERN ERP CCA MAV